As filed with the Securities and Exchange Commission on March 19, 1999
                                                        Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            DIVERSICON HOLDINGS CORP.
             (Exact name of Registrant as specified in its charter)

            Delaware                                            11-3157259
 (State or other jurisdiction                                (I.R.S. employer
of incorporation or organization)                           identification no.)

             290 Wild Avenue
         Staten Island, New York                                   10314
(Address of principal executive offices)                        (Zip Code)

          CONSULTING AGREEMENT DATED AS OF FEBRUARY 1, 1999 BETWEEN THE
                        REGISTRANT AND JORGE CASTRO OLMOS

          CONSULTING AGREEMENT DATED AS OF FEBRUARY 1, 1999 BETWEEN THE
                            REGISTRANT AND ALAN ASHBY

          CONSULTING AGREEMENT DATED AS OF FEBRUARY 1, 1999 BETWEEN THE
                           REGISTRANT AND JACK FORSTER

                                Daniel Catalfumo
                                    President
                            Diversicon Holdings Corp.
                                 290 Wild Avenue
                          Staten Island, New York 10314
                            (Full title of the plan)

                                 (718) 477-2733
           Telephone number, including area code, of agent for service

                                    Copy to:
                              Eric W. Nodiff, Esq.
                   Dornbush Mensch Mandelstam & Schaeffer, LLP
                                747 Third Avenue
                            New York, New York 10017
                                 (212) 759-3300

                                        CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                    Proposed          Proposed
                                                     Maximum           Maximum          Amount of
Title of Securities to         Amount to be           Price           Aggregate        Registration
be registered                   Registered          Per Share*     Offering Price*         Fee
----------------------------------------------------------------------------------------------------------
Common Stock                  300,000 Shares          $1.00           $300,000           $111.90
==========================================================================================================

* Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the bid and asked price of Common Stock of Diversicon Holdings Corp. on the OTC Bulletin Board on March 16, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Registration Statement on Form SB-2 of Diversicon Holdings Corp. (f/k/a Fun Tyme Concepts, Inc.) (the "Company"), File No. 33-80931-NY.

          (b) The Annual Report of the Company on Form 10-KSB for the fiscal year ended March 31, 1998.

          (c) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended March 31, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not Applicable.



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

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, subject to various exceptions and limitations, the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except, in the case of an action by or in the right of the Company to procure a judgment in its favor, as to any matter which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty. The Company shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its shareholders for negligent breaches of such directors' fiduciary duties in certain circumstances.

     Article VIII of the by-laws of the Company, which provides for the indemnification of directors, officers and employees, is as follows:

     "Except to the extent expressly prohibited by the Delaware General Corporation Law, the corporation shall indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the corporation, or serves or served at the request of the corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgment, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the corporation has given its prior consent to such settlement or other disposition.

     The corporation may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

     Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by law, insurance policy, contract or otherwise.

     Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person or such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

     The corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

     The corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the corporation is estopped to contend otherwise.

     In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

     For purposes of this by-law, the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term 'corporation' shall include any legal successor to the corporation, including any corporation which acquires all or substantially all of the assets of the corporation in one or more transactions."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

        4.01  -     Consulting Agreement dated February 1, 1999 between the
                    Company and Jorge Castro Olmos.

        4.02  -     Consulting Agreement dated February 1, 1999 between the
                    Company and Alan Ashby.

        4.03  -     Consulting Agreement dated February 1, 1999 between the
                    Company and Jack Forster.

        5.01  -     Opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP.

        23.01 - Consent of Dornbush Mensch Mandelstam & Schaeffer, LLP (included in Exhibit 5).

        23.02 -     Consent of J.H. Cohen.

        23.03 -     Consent of Richard A. Eisner & Company, LLP.

        24.01 -     Power of Attorney (included in signature page).

Item 9. Undertakings.

     Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 17th day of March, 1999.

                                       DIVERSICON HOLDINGS CORP.



                                       By: /s/ Daniel Catalfumo
                                           --------------------------------
                                           Daniel Catalfumo,
                                           President and Chief
                                           Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Catalfumo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



/s/ Daniel Catalfumo         President and Chief                  March 17, 1999
-------------------------    Executive Officer
Daniel Catalfumo             and Director


/s/ Richard Rosso            Executive Vice President             March 17, 1999
-------------------------    of Entertainment, Chief
Richard Rosso                Operating Officer,
                             Secretary, Treasurer
                             (Principal Financial
                             Officer) and Director


-------------------------    Executive Vice President
Anthony DiMatteo             of Sale and Marketing
                             and Director